Beckman Coulter, Inc.
Fullerton, California


Ladies and Gentlemen:

Re: Registration Statement on Form S-8 relating to the Beckman Coulter, Inc. Executive Restoration Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 27, 2001 and July 27, 2001, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


/s/ KPMG LLP


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Orange County, California
November 5, 2001